WASHINGTON REAL ESTATE INVESTMENT TRUST

DEFERRED COMPENSATION PLAN FOR DIRECTORS

Effective December 1, 2000

(i)

(ii)

Exhibit 10FF

WASHINGTON REAL ESTATE INVESTMENT TRUST

DEFERRED COMPENSATION PLAN FOR DIRECTORS

ARTICLE I—PURPOSE; EFFECTIVE DATE

1.1    Purpose

The purpose of this Deferred Compensation Plan for Directors is to provide current tax planning opportunities to Board Members of the Company.

1.2    Effective Date

The Plan shall be effective as of December 1, 2000.

ARTICLE II—DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1    Account

“Account” means the Termination Account and the Retirement Account maintained by Company to measure and determine the amounts to be paid to a Participant under the Plan. The maintenance of these Accounts is for recordkeeping purposes only and shall not require any segregation of assets.

2.2    Actuarial Equivalent

“Actuarial Equivalent” means equivalence in value between two (2) or more forms and/or times of payment based on a determination by an actuary chosen by the Committee, using sound actuarial assumptions at the time of such determination.

2.3    Beneficiary

“Beneficiary” means the person, persons or entity as designated by the Participant, entitled under Article VI to receive any Plan Benefits payable after the Participant’s death.

2.4    Board

“Board” means the Board of Directors of the Company.

2.5    Change in Control

“Change in Control” means an event or occurrence set forth in any one (1) or more of Subsections 2.5(a) through 2.5(d) below (including any event or occurrence that constitutes a Change in Control under one (1) of such Subsections but is specifically exempted from another such Subsection):

(a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any shares of beneficial interest in the Trust if, after such acquisition, such Person beneficially owns (within the meaning of rule 13d-3 promulgated under the Exchange Act) forty percent (40%) or more of either:

(i) The then-outstanding share of beneficial interest in the Trust (the “Outstanding Trust Shares”); or

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(ii) The combined voting power of the then-outstanding shares of beneficial interest the Trust entitled to vote generally in the election of Trustees (the “Outstanding Trust Voting Shares”); provided, however, that for purposes this Subsection 2.5(a) the following acquisitions shall not constitute a Change in Control:

a) Any acquisition by an employee benefit plan (or related Trust) sponsored or maintained by the Trust or any corporation controlled by the Trust; or

b) Any acquisition by any corporation pursuant to a transaction, which complies with clauses in Subsections 2.5(c)(i) and 2.5(c)(ii); or

(b) Such time as the continuing Trustees (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors or Trustees of a successor corporation or other entity to the Trust), where the term “Continuing Trustee” means at any date a member of the Board:

(i) Who was a member of the Board on the date hereof; or

(ii) Who was nominated or elected subsequent to the date hereof with the approval of other Board members who themselves constitute Continuing Trustees at the time of such nomination or election; provided, however, that there shall be excluded from this Subsection 2.5(b)(ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of Trustees or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) The consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Trust or a sale or other disposition of all or substantially all of the assets of the Trust in one (1) or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied:

(i) All or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Trust Shares and Outstanding Trust Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of the then-outstanding shares of beneficial interest or stock, as the case may be, and the combined voting power of the then-outstanding shares or stock, as the case may be, entitled to vote generally in the election of Trustees, or Directors, as the case may be, respectively, of the resulting or acquiring corporation or other entity in such Business Combination (which shall include, without limitation, a corporation or other entity which as a result of such transaction owns the Trust or substantially all of the Trust’s assets either directly or through one (1) or more subsidiaries) (such resulting or acquiring corporation or other entity referred to herein as the “Acquiring Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Trust Shares and Outstanding Trust Voting Shares, respectively; and

(ii) No Person (excluding the Acquiring Entity or any employee benefit plan (or related Trust) maintained or sponsored by the Trust or by the Acquiring Entity) beneficially owns, directly or indirectly, forty percent (40%) or more of the then-outstanding shares of beneficial interest or stock as the case may be, of the Acquiring Entity, or of the combined voting power of the then-outstanding shares of such corporation or other entity entitled to vote generally in the election of Trustees or Directors, as the case may be; or

(d) Approval by the shareholders of the Trust of a complete liquidation or dissolution of the Trust.

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2.6    Committee

“Committee” means the committee appointed by the Board to administer the Plan pursuant to Article VII. The initial Committee so designated by the Board shall be the Administrative Committee.

2.7    Company

“Company” means Washington Real Estate Investment Trust, a Maryland corporation, and directly or indirectly affiliated subsidiary corporations, any other affiliate designated by the Board, or any successor to the business thereof.

2.8    Deferral Commitment

“Deferral Commitment” means a commitment made by a Participant to defer a percentage of Fees pursuant to Article III. The Deferral Commitment shall apply to each payment of Fees payable to a Participant. A Deferral Commitment shall remain in effect until amended or revoked as provided under Section 3.2.

2.9    Deferral Period

“Deferral Period” means each calendar year. The initial Deferral Period, however, shall be January 1, 2001 through and including December 31, 2001.

2.10     Determination Date

“Determination Date” means the last day of each calendar month.

2.11    Director

“Director” means a Board Member of the Washington Real Estate Investment Trust.

2.12    Earnings

“Earnings” means the earnings rate applicable to a Director’s Account on each monthly Determination Date, which shall be equal to the Company’s cost of funds. The rate to be determined by the Board with respect to a Plan Year shall be submitted by Company management to the Board for review and approval prior to January 1 of each Plan Year. With respect to the initial Plan Year ending December 31, 2001, the Earnings rate shall be seven point five percent (7.5%).

2.13    Fees

“Fees” means the Directors’ fees payable to the Participant by the Company.

2.14    Form of Payment Designation

“Form of Payment Designation” means the form prescribed by the Committee and completed by the Participant, indicating the chosen form of payment for benefits payable under this Plan, as elected by the Participant.

2.15    Participant

“Participant” means any Director who is eligible, pursuant to Section 3.1, to participate in this Plan, and who has elected to defer Fees under this Plan.

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2.16    Participation Agreement

“Participation Agreement” means the agreement filed by the Participant for each Deferral Period. A new Participation Agreement shall be filed by the Participant for each Deferral Period.

2.17    Plan

“Plan” means this Deferred Compensation Plan for Directors as amended from time to time.

2.18    Plan Benefit

“Plan Benefit” means the benefit payable to the Participant as calculated in Article V.

2.19    Plan Year

“Plan Year” means the consecutive twelve (12) month period ending on each December 31.

2.20    Retirement

“Retirement” means termination of Directors’ duties with the Trust on the date the Participant attains age seventy (70).

ARTICLE III—PARTICIPATION AND DEFERRAL COMMITMENTS

3.1    Eligibility and Participation

(a) Eligibility. Eligibility to participate in the Plan shall be limited to those who are Board Members of the Company.

(b) Participation. A Director’s participation in the Plan shall be effective upon election to the Board of Directors of the Company and completion and submission of a Deferral Commitment and a Form of Payment Designation to the Committee by the thirtieth (30th) day of the second (2nd) month immediately preceding the beginning of the Deferral Period. Such Deferral Commitment and Form of Payment Designation shall remain in effect with respect to each succeeding Deferral Period, until such time as another Deferral Commitment is filed with the Committee as described in Section 3.2(b) below.

(c) Part-Year Participation. When an individual first becomes eligible to participate during a Deferral Period, a Deferral Commitment may be submitted to the Committee within thirty (30) days after the Committee notifies the individual of eligibility to participate. Such Deferral Commitment will be effective only with regard to Fees earned following submission of the Deferral Commitment to the Committee.

3.2    Form of Deferral

A Participant may elect a Deferral Commitment as follows:

(a) Form of Deferral Commitment. A Deferral Commitment shall be with respect to each payment of Fees payable by the Company to a Participant during the Deferral Period.

(b) Period of Commitment. Once a Participant has made a Deferral Commitment, that Commitment shall remain in effect for that Deferral Period and shall remain in effect for all future Deferral Periods unless revoked or amended in writing by the Participant and delivered to the Committee no later than November 30 of the year preceding a subsequent Deferral Period.

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3.3    Commitment Limited by Termination

If a Participant terminates from the Board of the Company prior to the end of the Deferral Period, the Deferral Period shall end as of the date of termination.

3.4    Modification of Deferral Commitment

A Deferral Commitment shall be irrevocable by the Participant during a Deferral Period.

ARTICLE IV—DEFERRED COMPENSATION ACCOUNT

4.1    Account

For recordkeeping purposes only, an Account shall be maintained for each Participant and the amount elected to be deferred shall be credited to the Account. The Account shall be a bookkeeping device utilized for the sole purpose of determining the benefits payable under the Plan and shall not constitute a separate fund of assets.

4.2    Determination of Accounts

Each Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

(a) New Deferrals. The Account shall be increased by any deferred Fees credited since such Determination Date.

(b) Distributions. The Account shall be reduced by any benefits distributed to the Participant since such Determination Date.

(c) Earnings. The Account shall be increased by the Earnings on the average daily balance in the Account since such Determination Date.

4.3    Vesting of Accounts

A Participant shall be one hundred percent (100%) vested at all times in the amount of Fees elected to be deferred under this Plan and Earnings thereon.

4.4    Statement of Accounts

The Committee shall give to each Participant a statement showing the balances in the Participant’s Account on an annual basis and at such times as may be determined by the Committee.

ARTICLE V—PLAN BENEFITS

5.1    Termination Benefits

If a Participant terminates as a Director for the Board of the Company for any reason other than death or a reason described in Section 5.2 below, the Company shall pay the Participant benefits equal to the vested balance in the Participant’s Account.

5.2    Retirement Benefit

The Company shall pay a Plan Benefit equal to the amount of the Participant’s Account (determined as of the Determination Date coinciding with or immediately preceding the date of distribution) to each Participant who terminates as a Director for the Board of the Company:

(a) By reason of Retirement;

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(b) By reason of Total and Permanent Disability; or

(c) Within a twenty-four (24) month period after a Change in Control with respect to the Company or with respect to the Company remaining Board Members at the time of the Change in Control.

5.3    Death Benefit

Upon the death of the Participant, the Company shall pay to the Participant’s Beneficiary an amount determined as follows:

(a) If the Participant dies prior to termination as a Director for the Board of the Company (including Retirement), the amount payable under this paragraph shall be in lieu of any other benefit payment under this Plan and shall equal the Participant’s Account.

(b) If the Participant dies after termination or Retirement as a Director for the Board of the Company, the amount payable shall be equal to the remaining unpaid balance of the Participant’s appropriate Account.

5.4    Form of Payment

Retirement, termination and death benefits shall be paid in the form of benefit as provided below, specified by the Participant in the Form of Payment Designation unless the benefit is based on a Small Account as defined in Subsection (c) below. Payments will commence no later than sixty (60) days after all information necessary to calculate the benefit amount has been received by Company following the date of Retirement, termination, or death. The Form of Payment Designation shall be effective for the entire vested Account balance. If, upon termination or Retirement, the Participant’s most recent election as to the form of payment was made within one (1) year of such termination or Retirement, then the prior election shall be used to determine the form of payment. The forms of benefit payment are:

(a) A lump-sum amount which is equal to the Account balance, or

(b) Equal annual installments of the Account balance amortized over a period of up to five (5), ten (10), fifteen (15) or twenty (20) years.

Earnings on the unpaid balance shall be equal to the average rate of Earnings which would have been applicable on the Account over the thirty-six (36) months immediately preceding the commencement of benefit payments. In the event that a Participant dies prior to receipt of all installments payable in connection with an elected installment payment method, the Beneficiary of the remaining payments may request the Committee to accelerate the payment of some or all of the remaining installment payments. The Committee may consider any such request in its sole discretion but shall not be bound to grant any such request.

(c) Small Account. If the Participant’s vested Account balance is under fifty thousand dollars ($50,000) on the Valuation Date as defined in Section 5.5, the benefit shall be paid in a lump sum.

5.5    Valuation and Settlement

The last day of the month in which the Participant retires, terminates, or dies shall be the Valuation Date. The amount of a lump sum payment and the initial amount of installments shall be based on the value of the Participant’s vested Account balance on the Valuation Date. The date on which a lump sum is paid or the date on which installments commence shall be the settlement date. The settlement date shall be no more than sixty-five (65) days after the Valuation Date. All payments shall be made as of the first (1st) day of the month.

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5.6    Payment to Guardian

If a Plan Benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

ARTICLE VI—BENEFICIARY DESIGNATION

6.1    Beneficiary Designation

Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2    Changing Beneficiary

Any Beneficiary designation may be changed by an unmarried Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee. A married Participant’s Beneficiary designation may be changed by a Participant with the consent of the Participant’s spouse as provided for in Section 6.1 above, by the filing of a new Beneficiary designation with the Committee. The filing of a new designation shall cancel all designations previously filed.

6.3    No Beneficiary Designation

If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a) The Participant’s surviving spouse;

(b) The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the deceased child would have taken if living;

(c) The Participant’s estate.

6.4    Effect of Payment

Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.

ARTICLE VII—ADMINISTRATION

7.1    Committee; Duties

This Plan shall be administered by the Committee, which shall consist of not less than three (3) persons appointed by the Board, except after a Change in Control as provided in Section 7.5 below. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules

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and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2    Agents

The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3    Binding Effect of Decisions

The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4    Indemnity of Committee

The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

7.5    Election of Committee After Change in Control

After a Change in Control, vacancies on the Committee shall be filled by majority vote of the remaining Committee members and Committee members may be removed only by such a vote. If no Committee members remain, a new Committee shall be elected by majority vote of the Participants in the Plan immediately preceding such Change in Control. No amendment shall be made to Article VII or other Plan provisions regarding Committee authority with respect to the Plan without prior approval by the Committee.

ARTICLE VIII—CLAIMS PROCEDURE

8.1    Claim

Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

8.2    Denial of Claim

If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(b) A description of any additional material or information required and an explanation of why it is necessary; and

(c) An explanation of the Plan’s claim review procedure.

8.3    Review of Claim

Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event

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Claimant has not received a response sixty (60) days after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4    Final Decision

The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX—AMENDMENT AND TERMINATION OF PLAN

9.1    Amendment

The Board may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiaries receiving installment payments, subject to the following:

(a) Preservation of Account Balance. No amendment shall reduce the amount accrued in any Account to the date such notice of the amendment is given.

(b) Changes in Earnings Rate. No amendment shall reduce, either prospectively or retroactively, the rate of Earnings to be credited to the amount already accrued in Participant’s Account and any amounts credited to the Account under Deferral Commitments already in effect on that date.

9.2    Company’s Right to Terminate

The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of Company.

(a) Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such partial termination.

(b) Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. In the event of complete termination, the Plan shall cease to operate and Company shall pay out each Account. Payment shall be made as a lump sum or in equal monthly installments, based on the Account balance, provided, however, that in the event of a complete termination of the Plan subsequent to a Change in Control, payment of the entire Retirement Account in a lump sum will be made no more than thirty (30) days subsequent to the effective date of such complete termination.

Earnings shall continue to be credited on the unpaid balance in each Account. Earnings on the unpaid balance shall be equal to the average rate of Earnings which would have been applicable on the Account over the thirty-six (36) months immediately preceding the partial or complete termination.

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ARTICLE X—MISCELLANEOUS

10.1    Unfunded Plan

This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

10.2    Company Obligation

The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company.

10.3    Unsecured General Creditor

Except as provided in Section 10.4, Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of Company or any other party for payment of benefits under this Plan. Any property held by Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.4    Trust Fund

Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Company may establish one (1) or more Trusts, with such Trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Although such a Trust shall be irrevocable, its assets shall be held for payment of all Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such Trust, Company shall have no further obligation to pay them. If not paid from the Trust, such benefits shall remain the obligation of Company.

10.5    Nonassignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.6    Not a Contract of Employment

This Plan shall not constitute a contract of employment between Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Company or to interfere with the right of Company to discipline or discharge a Participant at any time.

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10.7    Protective Provisions

A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

10.8    Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Maryland, except as preempted by federal law.

10.9    Validity

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.10    Notice

Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Company’s records.

10.11    Successors

The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

WASHINGTON REAL ESTATE INVESTMENT TRUST

BY:
Its	Corporate Secretary

Dated:

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WASHINGTON REAL ESTATE INVESTMENT TRUST

DEFERRED COMPENSATION FOR OFFICERS

Effective January 1, 2007

2

Exhibit 10GG

WASHINGTON REAL ESTATE INVESTMENT TRUST

DEFFERED COMPENSATION PLAN FOR OFFICERS

This is the Washington Real Estate Investment Trust Deferred Compensation Plan for Officers (the “Plan”), as adopted effective January 1, 2007. The Plan is intended to provide each officer of Washington Real Estate Investment Trust (“WRIT”) with the opportunity to defer a percentage of his or her salary and his or her incentive award under WRIT’s short term incentive program, and to receive an employer matching contribution with respect to a deferral of an incentive award.

This Plan is intended to be an unfunded plan maintained by WRIT primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in sections 201(2), 301(3) and 401(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is also intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE I. DEFINITIONS

When used herein, the following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

1.1    “Account” means the bookkeeping account maintained for each Participant on the books of WRIT that is comprised of the following subaccounts:

1.1.1    “Salary Deferral Accounts” to which a Participant’s Salary Deferrals, as described in Section 3.1, and Earnings thereon, are credited;

1.1.2    “STI Deferral Accounts” to which a Participant’s STI Deferrals, as described in Section 3.2, are credited; and

1.1.3    “Matching Contribution Accounts” to which Matching Contributions made by WRIT, as described in Section 3.3, are credited.

A Salary Deferral Account shall be created for each Participant for each Plan Year that such Participant makes Salary Deferrals. An STI Deferral Account and a Matching Contribution Account shall be created for each Participant for each Plan Year that such Participant makes STI Deferrals.

1.2    “Beneficiary” means the Participant’s spouse or other person or persons designated by the Participant in the manner prescribed by the Committee to receive his Account balance under the Plan, in the event of his death prior to full payment of his Account balance. If a Participant has no spouse and makes no effective Beneficiary designation, then the Participant’s Beneficiary shall be the Participant’s estate.

1.3     “Board” means the Board of Trustees of WRIT.

1.4    “Change in Control” means an occasion upon which (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of WRIT or a corporation owned, directly or indirectly, by the shareholders of WRIT in substantially the same proportions as their ownership of Shares of WRIT, is or becomes the “beneficial owner” (as defined in

Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Trust representing 35% or more of the combined voting power or combined total fair market value of WRIT’s then outstanding securities; or (ii) during any period of twelve (12) consecutive months (not including any period prior to the adoption of this Plan), individuals who at the beginning of such period constitute the Board and any new trustee (other than a trustee designated by a person who has entered into an agreement with WRIT to effect a transaction described in clauses (i) or (iii) of this Paragraph) whose election by the Board or nomination for election by WRIT’s shareholders was approved by a vote of at least a majority of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) (a) WRIT merges or consolidates with any other corporation or trust, other than a merger or consolidation which would result in the voting securities of WRIT outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power or at least 50% of the combined total fair market value of the securities of WRIT or such surviving entity outstanding immediately after such merger or consolidation, (b) WRIT adopts a plan of complete liquidation and in connection therewith terminates this Plan, or (c) WRIT completes the sale or other disposition of all or substantially all of its assets.

1.5    “Code” means the Internal Revenue Code of 1986, as amended.

1.6    “Committee” means the individual or committee appointed by WRIT to administer this Plan.

1.7    “Distribution Date” means which of the following dates is applicable:

1.7.1    the date selected by the Participant for distribution of his Salary Deferral Account, in accordance with his deferral election under Section 3.1 or his re-deferral election under Section 3.4; or

1.7.2    the date selected by the Participant for distribution of his STI Deferral Account and his Matching Contribution Account, in accordance with his deferral election under Section 3.2 or his re-deferral election under Section 3.4.

1.8    “Earnings” means the rate of interest applicable to a Participant’s Salary Deferral Account. The rate shall be the yield on 10-year U.S. Treasury Securities as of January 1 of the Pan Year. Such rate may be changed to any other rate approved by the Board as of any subsequent January 1.

1.9    “Effective Date” means January 1, 2007.

1.10    “Election Period” means the annual election period designated by the Committee, during which a Participant may elect to make Salary Deferrals under Section 3.1 or STI Deferrals under Section 3.2. The Election Period so designated shall precede the beginning of the Plan Year during which the Salary or STI Award is earned, to which such election relates, and shall end not later than 12 months prior to the date the STI Award is paid for a Plan Year, or would be paid but for a Participant’s election.

1.11    “Employee” means any individual employed by WRIT.

1.12    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13    “Matching Contribution” means the amount allocated to the Participant’s Employer Matching Contribution Account in accordance with Section 3.2.

1.14    “Officer” means an Employee who is a corporate officer of WRIT.

1.15    “Participant” means an Officer who becomes a Participant as provided in Section 2.2.

1.16    “Plan” means the Washington Real Estate Investment Trust Deferred Compensation Plan for Officers, as set forth herein and as it may be amended from time to time.

1.17    “Plan Year” means the calendar year, beginning with calendar year 2007.

1.18    “Retirement” means the Participant’s retirement on or after the earlier of (i) the Participant’s 65th birthday, and (ii) the first date that the Participant has attained age 55 and completed 20 years of continuous employment as an Employee (determined without regard to any periods during which the Participant was absent on an authorized leave).

1.19    “RSU” means a Restricted Share Unit, issued under the authority of the Share Grant Plan, or any successor of such plan, which has a value equal to the value of a Share.

1.20    “Salary” means the amount of base salary paid to a Participant by WRIT during a Plan Year that is taken into account under the Plan. For each Participant, Salary shall include: the base salary paid to him by WRIT during the Plan Year, including any amounts that would be paid to him but for an election under a qualified cash or deferred arrangement under section 401(k) or the Code; a cafeteria plan under section 125 of the Code; a qualified transportation fringe benefit under section 132(f) of the Code; or any non-qualified deferred compensation plan maintained by WRIT, including this Plan. Except as provided in the preceding two sentences, Salary shall not include any allocations, contributions, or payments by WRIT under this Plan or any plan or plans for the benefit of its employees, including any severance plan or separation agreement, special one-time awards, or payments under any short or long-term incentive plan, fringe benefits (whether or not a fringe benefit within the meaning of the Code), or any amounts identified by WRIT as expense allowances or reimbursements, regardless of whether such amounts are treated as wages under the Code.

1.21    “Salary Deferral” means the amount a Participant elects to defer out of his Salary, in accordance with Section 3.1.

1.22    “Share” means a share of beneficial interest in WRIT of beneficial interest in WRIT that is publicly traded on the New York Stock Exchange.

1.23    “Share Grant Plan” means the Washington Real Estate Investment Trust Share Grant Plan, as amended, and any succesor plan approved by the shareholders of the Trust, pursuant to which RSUs may be granted and Shares issued to Participants and other employees of WRIT.

1.24    “STI Deferral” means the amount of a Participant’s STI Award that such Participant has elected to defer, in accordance with Section 3.2.

1.25    “STI Award” means that portion of the award granted to a Participant under WRIT’s short-term incentive plan and paid to the Participant for services performed during a Plan Year as of December 15th of such Plan Year, or that would be paid to the Participant on such date but for the Participant’s STI Deferral election under Section 3.2.

1.26    “Total and Permanent Disability” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as a result of which the Participant is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of WRIT. The determination of whether the Participant’s physical or mental impairment satisfies the conditions set forth in this Section 1.25 shall be made under a disability insurance program covering employees of WRIT; provided, however, that if the Participant is determined to be totally disabled by the Social Security Administration, his physical or mental impairment shall be deemed to satisfy the conditions of this Section.

1.27    “Unforeseeable Emergency” means a severe financial hardship of the Participant or Beneficiary, resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in section 152(a) of the Code); loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary, as described regulations issued under Section 409A of the Code, as determined by the Committee. An Unforeseeable Emergency shall not include any financial hardship to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the service provider’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the arrangement.

ARTICLE II. ELIGIBILITY AND PARTICIPATION

2.1    Eligibility. Each Officer who is employed as an Officer on the Effective Date shall be eligible to participate in the Plan. Each individual who is hired as an Officer after the Effective Date, or who is promoted to an Officer position after the Effective Date, shall be eligible to participate in the Plan beginning on the January 1 following the date of his employment or his promotion, as applicable.

2.2    Participation. An Officer who is eligible to participate may become a Participant by electing to make a Salary Deferral, in accordance with Section 3.1, or an STI Deferral with respect to his STI Award payable on or about December 15th of the Plan Year following his election, in accordance with Section 3.2.

2.3    Cessation of Participation. A Participant shall cease to be a Participant on the earlier of the following dates: (i) the date of his termination of employment for any reason, (ii) the date the entire vested balance of his Account is paid to him; or (iii) the date the Board determines that he shall no longer be a Participant. A Participant whose participation is terminated shall nevertheless remain entitled to receive the vested balance of his Account (as determined under Article IV) in accordance with Article VI.

ARTICLE III. PARTICIPANT DEFERRALS AND MATCHING CONTRIBUTIONS

3.1    Salary Deferrals. Each Participant may elect to have his Salary reduced by a whole percentage or a set dollar amount and the amount of the reduction paid into his Salary Deferral Account for such Plan Year by completing and filing an election form provided by the Committee during the annual election period specified by the Committee, which shall end not later than December 15th of the year preceding the Plan Year to which the Participant’s election relates. A Participant shall be required to complete and file a new election, in accordance with this Section 3.1, for each Plan Year that the Participant elects to make Salary Deferrals.

3.1.1    Contents of Election. The Participant’s election under this Section 3.1 shall specify the following:

3.1.1.1    The percentage or dollar amount of Salary reduction elected by the Participant to be paid into his Salary Deferral Account for the Plan Year; and

3.1.1.2    The Distribution Date selected by the Participant for the Salary Deferrals, which shall be no earlier than the the third anniversary of the first day of the Plan Year to which the Salary Deferral election relates.

3.1.2    Modification; Revocation and Termination. A Participant may not change or revoke his election under this Section 3.1 during a Plan Year. A Participant’s election will automatically terminate as of (1) the end of the Plan Year to which the election relates, or (2) the date of the Participant’s termination of employment. A Participant may make a new election, which changes the percentage or dollar amount to be withheld from his Salary effective as of the first day of the next Plan Year by completing and filing a new election during the annual election period that precedes the Plan Year to which the election relates.

3.2    STI Deferrals. Each Participant may elect to have his STI Award for a Plan Year reduced by a whole percentage or a set dollar amount, and the amount of the reduction converted into RSUs and allocated to his STI Deferral Account for such Plan Year, by completing and filing an election form provided by the Committee during the annual election period specified by the Committee, which shall end not later than December 15th of the year preceding the Plan Year for which the STI Award is paid. A Participant shall be required to complete and file a new election, in accordance with this Section 3.2, for each Plan Year that the Participant elects to make STI Deferrals.

3.2.1    Contents of Election. The Participant’s election under this Section 3.2 shall specify the following:

3.2.1.1    The percentage or dollar amount of Salary reduction elected by the Participant to be converted into RSUs and allocated to his STI Deferral Account for the Plan Year; and

3.2.1.2    For elections made during enrollment periods ending December 15, 2006 or 2007, for STI Deferrals of STI Awards payable in 2007 or 2008, the Distribution Date selected by the Participant for his STI Deferral, which shall be no earlier than the third anniversary of the date on which the STI Award to which the STI Deferral election relates would have been paid to the Participant, but for his deferral election; or

3.2.1.3    For elections made after 2007, for STI Deferrals of STI Awards payable after 2008, the Distribution Date selected by the Participant for his STI Deferral, which shall be no earlier than the fifth anniversary of the date on which the STI Award to which the STI Deferral election relates would have been paid to the Participant, but for his deferral election. Notwithstanding the preceding sentence, the Distribution Date selected by the Participant may be as early as the later of: (i) the third anniversary of the date on which the STI Award to which the STI Deferral election relates would have been paid to the Participant, but for his deferral election, or (ii) the earliest distribution date permitted under final regulations issued under Section 409A of the Code.

3.2.2    Modification; Revocation and Termination. A Participant may not change or revoke his election under this Section 3.1 during a Plan Year. A Participant’s election will automatically terminate as of (i) the end of the Plan Year to which the election relates, or (ii) the date of the Participant’s termination of employment. A Participant may make a new election, which changes the percentage or dollar amount to be withheld from his STI Award for the next Plan Year by completing and filing a new election during the annual election period that precedes the Plan Year to which the election relates.

3.3    Employer Matching Contributions. For each Plan Year that a Participant elects to make an STI Deferral, WRIT shall credit to a Matching Contribution Account established for such Participant for the Plan Year that number of RSUs equal in value to 25% of the value of the RSUs credited to the Participant’s STI Deferral Account for such Plan Year. The Distribution Date elected by the Participant for his STI Deferrals for such Plan Year shall apply to his Matching Contribution Account for such Plan Year.

3.4    Re-Deferral Elections. A Participant may elect to defer the Distribution Date of any of his Salary Deferral Accounts, STI Deferral Accounts, or Matching Contribution Accounts, elected (or determined) under Section 3.1, Section 3.2, or Section 3.3, as applicable, by electing, at least 12 months in advance of the Distribution Date initially elected under such Section (the “initial Distribution Date”), a new Distribution Date that is not less than five years after the initial Distribution; provided, however, that such election shall not take effect until at least 12 months after the date the re-deferral election is made.

ARTICLE IV. PARTICIPANTS’ ACCOUNTS

4.1    Crediting of Accounts.

4.1.1    Participant Salary Deferrals and STI Deferrals made under Section 3.1 and Section 3.2, respectively, shall be credited to the Participant’s Salary Deferral Account and STI Deferral Account, as applicable, as of the date such amounts would have been paid to the Participant but for his elections. Employer Matching Contributions made under Section 3.3 shall be credited to a Participant’s Matching Contribution Account as of the same date that the STI Deferral to which it relates is credited.

4.1.2    A Participant’s Salary Deferral Accounts shall be credited with Earnings attributable to the balance of such Accounts, as of the last day of each calendar quarter and at such other times as the Committee may determine in its discretion.

4.1.3    A Participant’s STI Deferral Accounts and Matching Contribution Accounts shall be credited with the cash equivalent of dividends declared on Shares, equal in value to the RSUs allocated to such Accounts, as of the date such dividends are declared. The balance of each Participant’s STI Deferral Account or Matching Contribution Account attributable to dividends credited to such Account under this Section 4.1.3 shall be shall be credited with Earnings, as of the last day of each calendar quarter and at such other times as the Committee may determine in its discretion.

4.2    Vesting of Participant Deferral Accounts. A Participant shall be fully vested in his Salary Deferral Accounts and his STI Deferral Accounts at all times.

4.3    Vesting of Matching Contribution Accounts.

4.3.1 Full Vesting. A Participant who is employed by WRIT on the date any of the events described in this Section 4.3.1 occurs shall be 100% vested in each of his Matching Contribution Accounts upon the earliest to occur of the following events:

4.3.1.1    The third anniversary of the date the STI Award to which such Matching Contribution Account relates would have been paid to a Participant but for his deferral election under Section 3.2;

4.3.1.2    The date a Participant sustains a Total and Permanent Disability;

4.3.1.3    The Participant’s death; or

4.3.1.4    A Change in Control.

4.3.2    Pro Rata Vesting. If, prior to the occurrence of an event described in Section 4.3.1, a Participant terminates employment on account of Retirement, or if such Participant’s employment is involuntarily terminated by WRIT on account of a reduction in force, such Participant shall vest in a pro rata portion of the RSUs allocated to each of his Matching Contribution Accounts, which shall be determined by multiplying the number of RSUs allocated to such Account by a fraction, the numerator of which is the number of “months of employment” the Participant has been employed by WRIT, following the date the RSUs were allocated to the Participant’s Account and the denominator of which is 36. For purposes of this Section 4.3.2, a month of employment shall be each 30 day period, beginning in the date following the date the RSUs were allocated to such Participant’s Account under Section 4.3.1 during which a Participant has been an Employee of WRIT for at least 16 days.

4.3.3    Forfeitures. A Participant who terminates employment with WRIT for any reason prior to the third anniversary of the date that RSUs were credited to one or more of his Matching Contribution Accounts and terminates employment with WRIT for any reason other than an event of full or pro rata vesting described in Section 4.3.1 or Section 4.3.2 shall forfeit his entire Matching Contribution Account as of the date of termination. If a Participant vests in a pro rata portion of one or more of his Matching Contribution Accounts on account a termination of employment described in Section 4.3.2, he shall forfeit any portion of the Matching Contribution Accounts that has not vested under Section 4.3.2 on the date of his employment termination.

4.4    Reduction in Account for Unforeseeable Emergency Distributions. Notwithstanding anything to the contrary in the Plan, a Participant’s Account shall be reduced by the amount of any distributions on account of an Unforeseeable Emergency under Section 6.4.

ARTICLE V. FUNDING

5.1    Funding. WRIT shall establish a grantor trust for the purpose of maintaining Participant Accounts. The trust so created shall conform to the terms of the model trust provided by the Internal Revenue Service as described in Revenue Procedure 92-64. Notwithstanding the establishment of such trust, it is the intention of WRIT and the Participants that the Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Plan constitutes a mere promise by WRIT to pay benefits in the future. To the extent that any Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of WRIT.

ARTICLE VI. DISTRIBUTION OF ACCOUNTS

6.1    Entitlement to Benefits. Except as otherwise provided in this Article VI, a Participant (or his Beneficiary, in the case of his death) shall be entitled to a distribution of the balance of one or more of his Accounts upon the earliest to occur of the following:

6.1.1    The Distribution Date selected by the Participant, with respect to such Account, in accordance with the applicable Section of Article IV;

6.1.2    In the case of a Participant’s Salary Deferral Account, unless the Participant has elected to re-defer the Distribution Date under Section 3.4 (and such election has become effective), the date of his termination of employment;

6.1.3    The Participant’s death;

6.1.4    The date the Participant sustains a Total and Permanent Disability; or

6.1.4    Except in the case of an Account with respect to which the Participant has re-deferred his Distribution Date under Section 3.4 (and such election has become effective), a Change in Control.

6.2    Timing of Benefit Payment. A Participant who is entitled to receive a distribution of his Account shall be paid the balance of such Account at the time determined under this Section 6.2.

6.2.1    Objectively Determinable Distribution Date. If a Participant is entitled to a distribution of one or more of his Accounts following a Distribution Date that is a specified time that is objectively determinable at the time such amounts are deferred, the Account or Accounts shall be distributed to such Participant as soon as practicable following the specified Distribution Date.

6.2.2    Death, Total and Permanent Disability, or Change in Control. If a Participant or Participant’s Beneficiary is entitled to a distribution of one or more of the Participant’s Accounts on account of the Participant’s death, or incurrence of a Total and Permanent Disability without regard to a termination of employment, or as a result of a Change in Control, the Account shall be distributed to such Participant or his Beneficiary as soon as practicable following the occurrence of such event.

6.2.3    Termination of Employment. If a Participant has elected as his Distribution Date for one or more of his Accounts the date of his termination of employment for any reason, including his Retirement, such Account or Accounts shall be distributed as of the date six months after the date of such termination of employment; provided, however, that if the Participant dies during the six-month period following his termination of employment, his Beneficiary shall be paid the entire balance of his Account as soon as practicable after his death.

6.3    Form of Payment. All payments to a Participant (or a Participant’s beneficiary, in the event of the Participant’s death) of the balance of one or more of the Participant’s Account shall be made in the form determined under this Section 6.3.

6.3.1    Salary Deferral Accounts. The balance of a Participant’s Salary Deferral Account shall be distributed in a cash lump sum at the time or times determined under Section 6.2.

6.3.2    STI Deferral Accounts; Matching Contribution Accounts. The balance of a Participant’s STI Deferral Account or Matching Distribution Account shall be distributed in Shares and cash. Shares shall be distributed in an amount equal to the number of RSUs allocated to such Account, and the balance of such Account shall be distributed in a cash lump sum.

6.4    Unforeseeable Emergency Distributions. Notwithstanding anything in this Plan to the contrary, a Participant who has an Unforeseeable Emergency may request a distribution of all or a portion of the balance of one or more of Accounts. Distributions on account of an Unforeseeable Emergency may be permitted only to the extent determined by the Committee to be reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). Such distribution shall be made as soon as administratively practicable after the Committee determines that the request shall be granted. The Participant shall be required to provide any information reasonably necessary for the Committee to determine whether an Unforeseeable Emergency exists and the amount of the distribution necessary to relieve the hardship resulting from such Unforeseeable Emergency. The balance of the Participant’s Account shall be reduced to reflect any distribution to a Participant made in accordance with this Section 6.4.

ARTICLE VII. ADMINISTRATION

7.1    Plan Interpretation. The Committee shall have the authority to interpret the Plan and to determine the amount and time of payment of benefits and other issues arising in the administration of the Plan. Any construction or interpretation of the Plan and any determination of fact in administering the Plan made in good faith by the Committee shall be final and conclusive for all Plan purposes.

7.2    Claims Procedure.

7.2.1    Initial Determination. Upon presentation to the Committee of a claim for benefits under the Plan, the Committee shall make a determination of the validity thereof. If the determination is adverse to the claimant, the Committee shall furnish to the claimant within 90 days after the receipt of the claim a written notice setting forth the following:

a) the specific reason or reasons for the denial;

b) specific references to pertinent provisions of the Plan on which the denial is based;

c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

d) a description of the Plan’s review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination.

If it is necessary to extend the period of time for making a decision beyond 90 days after the receipt of the request, the claimant shall be notified in writing of the extension of time prior to the beginning of such extension. In no event shall the extension exceed a period of 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.

7.2.2    Appeal Procedure. In the event of a denial of a claim, the claimant or his duly authorized representative may appeal such denial to the Committee for a full and fair review of the adverse determination. The claimant’s request for review must be in writing and made to the Committee within 60 days after receipt by the claimant of the written notification described in Section 7.2.1; provided, however, that such 60-day period shall be extended if circumstances so warrant. The claimant or his duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and may submit written comments, documents, records and other information relating to his claim, which shall be given full consideration by the Committee in its review. The Committee may, in its sole discretion, conduct a hearing. A request for a hearing made by the claimant will be given full consideration. At such hearing, the claimant shall be entitled to appear and present evidence and be represented by counsel.

7.2.3    Decision on Appeal. A recommendation on a request for review shall be made by the Committee to the Board, and a decision shall be made by the Board not later than 60 days after receipt of the request; provided, however, in the event of a hearing or other special circumstances, such decision shall be made not later than 120 days after receipt of such request. If it is necessary to extend the period of time for making a decision beyond 60 days after the receipt of the request, the claimant shall be notified in writing of the extension of time prior to the beginning of such extension. The Board’s decision on review, if adverse to the claimant, shall state in writing the specific reasons and references to the Plan provisions on which it is based. Such decision shall be promptly provided to the claimant.

7.2.4    Arbitration. In the event that the Board’s decision on review is adverse to the claimant, the claimant or his duly authorized representative may appeal such decision by submitting a request for arbitration to the American Arbitration Association within 60 days after receipt by the claimant of the written notification described in Section 7.2.3. Such appeal shall be adjudicated in Washington, D. C. by a single independent arbitrator pursuant to the Employee Benefits Plan Claims Arbitration Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on all parties hereto and judgment may be entered in any court having jurisdiction. Each party shall bear its own costs in any arbitration proceeding held hereunder and the parties shall share the cost of the arbitrator.

ARTICLE VIII. MISCELLANEOUS

8.1    No Effect on Employment Rights. Nothing contained herein will confer upon any Participant the right to be retained in the service of WRIT nor limit the right of WRIT to discharge any Participant.

8.2    Spendthrift Provisions. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and WRIT shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the Plan.

8.3    Governing Law. The Plan is established under and will be construed according to the laws of the State of Maryland (without regard to its conflict of laws provisions), to the extent that such laws are not preempted by ERISA and valid regulations promulgated thereunder.

8.4    Incapacity of Recipient. In the event a Participant is declared incompetent and a conservator or other person legally charged with the care of the person or the estate of such Participant is appointed, any benefits under the Plan to which such Participant is entitled shall be paid to the conservator or other person legally charged with the care of such Participant. Except as provided in the preceding sentence, should the Committee, in its discretion, determine that a Participant is unable to manage his personal affairs, the Committee may make distributions to any person for the benefit of such Participant, provided the Committee makes a reasonable good faith judgment that such person shall expend the funds so distributed for the benefit of such Participant.

8.5    Taxes. Any taxes imposed upon a Participant as a result of his participation in the Plan shall be the sole responsibility of the Participant. WRIT shall have the right to deduct from the Participant’s compensation or any payment made pursuant to this Plan any federal, state, local or other taxes required to be deducted or withheld from such compensation or payment, as the Committee may determine in its sole discretion.

8.6    Amendment or Termination. WRIT reserves the right to amend or terminate the Plan by or pursuant to action of the Board when, in the sole opinion of WRIT, an amendment or termination is advisable. Any amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of the resolution. No amendment or termination of the Plan shall directly or indirectly deprive any Participant of all or any portion of the Participant’s Account considered to be vested under the Plan before the date of amendment or termination. If the Plan is terminated under circumstances with respect to which an acceleration of benefit payments would be permitted under final regulations issued by the U.S. Department of Treasury under section 409A of the Code, WRIT reserves the discretion to distribute benefits in accordance with the requirements of such regulations.

8.7    Entire Agreement. Except with respect to any retirement plan maintained or contributed to by WRIT for the benefit of a substantial number of its full-time employees, and with respect to the Washington Real Estate Investment Trust Deferred Compensation Plan for the Chief Executive Officer, this Plan constitutes the entire agreement and understanding between WRIT and the Participants with respect to the deferral of Salary or STI Awards.

8.8    Severability. If any provision of this Plan conflicts with the law under which the Plan is to be construed or is determined to be invalid or unenforceable by any court of competent jurisdiction or an arbitrator, such provision shall be deleted from the Plan and the Plan shall be construed to give full force and effect to the remaining provisions thereof.

8.9    Construction. The masculine gender shall include the feminine and the singular the plural, unless the context clearly requires otherwise.

To record its adoption of the Plan, Washington Real Estate Investment Trust has caused its authorized officers to affix its corporate name and seal this         day of                     , 2006.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ Laura M. Franklin

Title:	Corporate Secretary

WASHINGTON REAL ESTATE INVESTMENT TRUST

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 2005

May 23, 2007

Washington Real Estate Investment Trust

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This is the Washington Real Estate Investment Trust Supplemental Executive Retirement Plan (the “Plan”), as adopted effective January 1, 2005. The Plan is intended to provide selected executives of Washington Real Estate Investment Trust (“WRIT”) with supplemental retirement benefits that are reflective of their special contributions to the success of WRIT and that are competitive with the compensation of similarly-situated executive positions.

This Plan is intended to be an unfunded plan maintained by WRIT primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in sections 201(2), 301(3) and 401(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is also intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE I. DEFINITIONS

When used herein, the following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

1.1 “Account” means the bookkeeping account maintained for each Participant on the books of WRIT to which Employer Allocations, and earnings and losses, thereon, are credited.

1.2 “Annual Allocation Rate” means the percentage of a Participant’s annual base salary that will be allocated to the Plan shown in Appendix A.

1.3 “Beneficiary” means the Participant’s spouse or other person or persons designated by the Participant in the manner prescribed by the Committee to receive his Account balance under the Plan, in the event of his death prior to full payment of his Account balance. If a Participant has no spouse and makes no effective Beneficiary designation, then the Participant’s Beneficiary shall be the Participant’s estate.

1.4 “Board” means the Board of Trustees of WRIT.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Committee” means the individual or committee appointed by WRIT to administer this Plan.

1.7 “Date of Participation” means the date an Employee becomes a Participant in the Plan, as set forth in Section 2.1.

1.8 “Effective Date” means January 1, 2005.

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1.9 “Employee” means an Officer or other executive employee of WRIT.

1.10 “Employer Allocation” means an amount allocated to the Participant’s Account in accordance with Section 3.1.

1.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.12 “Investment Funds” means the investment vehicles selected by the Committee to be used as measurements for the returns on Participants’ Accounts, as provided in Article III.

1.13 “Officer” means an Employee who is a corporate officer of WRIT.

1.14 “Participant” means an Employee who becomes a Participant as provided in Section 2.1.

1.15 “Plan” means the Washington Real Estate Investment Trust Supplemental Executive Retirement Plan, as set forth herein and as it may be amended from time to time.

1.16 “Plan Year” means the calendar year, beginning with calendar year 2005.

1.17 “Prohibited Competition” means the Participant’s employment by, service as a director of, or provision of consulting services to, any real estate investment trust located within a reasonable commuting distance (as determined by the Committee in its sole discretion) of WRIT or the residence of the Participant at the time of his termination of employment with WRIT, during the 24-month period that begins upon the Participant’s voluntary termination of employment with WRIT, other than his retirement on or after his 65th birthday. Notwithstanding the foregoing sentence, service as a director of another real estate trust, which has been approved by the Board, shall not be included within the definition of “Prohibited Competition.”

1.18 “Savings Plan” means the Washington Real Estate Investment Trust Employees’ 401(k) Plan, a qualified plan under section 401(k) of the Code which includes a qualified cash or deferred arrangement under section 401(a) of the Code.

1.19 “Total and Permanent Disability” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as a result of which the Participant is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of WRIT.

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ARTICLE II. ELIGIBILITY AND PARTICIPATION

2.1 Participation. An Employee shall become a Participant upon his designation and approval for participation by the Board. Employees who have been designated and approved as Participants and their Dates of Participation are listed in Appendix A.

2.2 Cessation of Participation. A Participant shall cease to be a Participant on the earlier of the following dates: (a) the date of his termination of employment for any reason, or (b) the date the Board determines that he shall no longer be a Participant. A Participant whose participation is terminated shall nevertheless remain entitled to receive the vested balance of his Account (as determined under Article IV) in accordance with Article VI.

ARTICLE III. PARTICIPANTS’ ACCOUNTS

3.1 Employer Allocation. WRIT shall allocate to each Participant’s Account for each calendar month, or portion thereof, in which an Employee is a Participant an amount equal to the product of “A” and “B”, where:

“A” equals the Participant’s monthly rate of base salary as of the first of that month, and

“B” equals 1/12 of the Annual Allocation Rate shown in Appendix A.

3.2 Crediting of Accounts. Employer Allocations under Section 3.1 shall be credited to the respective Accounts of the Participants for whom they are made as soon as practicable after the beginning of the calendar month to which they relate, or at such subsequent date during the Plan Year as the Committee, at its discretion, determines is most practicable.

3.3 Investment Elections. In accordance with Article V, the Committee shall select Investment Funds to be used as measurements of investment returns on the Participants’ Accounts, which Investment Funds shall be similar to the Investment Funds available under the Savings Plan. A Participant may specify the percentage of Employer Allocations to his Account to be credited with the investment returns earned by each such Investment Fund by filing an investment election form with the Committee in accordance with procedures established by the Committee. These procedures shall be similar to those used under the Savings Plan. The Participant may change his Investment Fund selections for future Employer Allocations, or for amounts already credited to his Account, in accordance with procedures established by the Committee that are similar to those used under the Savings Plan. Notwithstanding the foregoing, WRIT reserves the right to disregard the Participant’s investment selections to the extent necessary to avoid adverse tax consequences. In addition, prior to the establishment of the Investment Funds, the Committee shall credit or debit a Participant’s Account with the investment returns determined by reference to a recognized index or a reasonable interest rate selected by the Committee in its discretion.

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3.4 Crediting of Investment Returns to Accounts. The Committee shall credit or debit each of the Participant’s Account with the investment returns attributable to the balance of that Account, to the extent practicable, at the times such investment returns are credited or debited under the trust accounts established in accordance Article V.

ARTICLE IV. VESTING

4.1 Conditional Vesting Schedule. Subject to the forfeiture provisions of Sections 4.3 and 4.4, a Participant shall become 100% vested in his Account Balance on the first to occur of the following events:

4.1.1 the Participant’s attainment of age 55 and completion of 20 years of continuous employment with WRIT, if the Participant is employed by WRIT on such date;

4.1.2 in the case of a Participant whose Date of Participation is January 1, 2006 or earlier, the tenth anniversary of his continuous employment with WRIT; or.

4.1.3 in the case of a Participant whose Date of Participation is after January 1, 2006, the tenth anniversary of his Date of Participation, provided he has been continuously employed by WRIT from his Date of Participation through the tenth anniversary of such date.

4.2 Events of Unconditional Vesting. Notwithstanding anything in this Article IV to the contrary, a Participant shall be 100% vested in his Account upon the earliest to occur of the following events:

4.2.1 the Participant’s 65th birthday, if the Participant is employed by WRIT on such date;

4.2.2 the Participant’s death, if the Participant dies while employed by WRIT or following his retirement or voluntary termination on or after an event of conditional vesting under Section 4.1 without having engaged in Prohibited Competition;

4.2.3 the date the Participant sustains a Total and Permanent Disability, if the Participant terminates employment with WRIT on account of such Total and Permanent Disability;

4.2.4 the involuntary discharge of the Participant by WRIT, other than for “cause,” as defined in Section 4.5; or

4.2.5 if a Participant has retired or otherwise voluntarily terminated employment before his 65 th birthday or after conditionally vesting in his Account under Section 4.1, the Participant’s completion of the 24-month period following such retirement or other employment termination without having engaged in Prohibited Competition.

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4.3 Prohibited Competition Following Retirement or Voluntary Termination of Employment. Notwithstanding Section 4.1, a Participant who retires or otherwise voluntarily terminates his employment with WRIT on or after an event of conditional vesting under Section 4.1, and thereafter engages in Prohibited Competition shall forfeit his entire Account. Such forfeiture shall occur as of the first day the Participant engages in Prohibited Competition.

4,4 Termination by WRIT For Cause. Notwithstanding Section 4.1, if a Participant is discharged from employment for “cause,” as defined in Section 4.5, his entire Account shall be forfeited upon the date of his discharge.

4.5 Cause Defined. For purposes of this Plan, “cause” means any of the following:

4.5.1 commission by a Participant of a felony or crime of moral turpitude

4.5.2 conduct by a Participant in the performance of his duties which is illegal, dishonest, fraudulent or disloyal;

4.5.3 the breach by a Participant of any fiduciary duty the Participant owes to WRIT; or

4.5.4 gross neglect of duty or poor performance by the Participant which is not cured to the reasonable satisfaction of WRIT within 30 days of the Participant’s receipt of written notice from WRIT advising the Participant of said gross neglect or poor performance.

4.6 Committee Determination. The Committee in its sole discretion shall determine the application of the “for cause” conditions of the Plan.

ARTICLE V. FUNDING

5.1 Funding. WRIT shall establish a grantor trust for the purpose of maintaining Participant Accounts. The trust so created shall conform to the terms of the model trust provided by the Internal Revenue Service as described in Revenue Procedure 92-64. Investment allocations shall be determined and maintained in accordance with Section 3.3. Notwithstanding the establishment of such trust, it is the intention of WRIT and the Participants that the Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Plan constitutes a mere promise by WRIT to pay benefits in the future. To the extent that any Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of WRIT.

ARTICLE VI. PAYMENT OF BENEFITS

6.1 Early Retirement or Voluntary Termination of Employment. If a Participant retires or otherwise voluntarily terminates employment after conditionally vesting in his Account under the provisions of Section 4.1, but prior to his 65th birthday, and does not engage in

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Prohibited Competition following such early retirement or other voluntary termination during the 24-month period following the date of such termination, he shall be entitled to receive the entire balance of his Account upon unconditionally vesting in his Account under Section 4.2.4. Such benefits shall be paid, or shall begin to be paid, within 90 days after the completion of such 24-month period in the manner determined under Section 6.6. If, however, the Participant dies during such 24-month period following his termination without having engaged in Prohibited Competition, his Beneficiary shall be paid the entire balance of his Account within 90 days after his death.

6.2 Retirement On or After Age 65. If a Participant retires or otherwise terminates employment on or after his 65th birthday, he shall be entitled to receive the entire balance of his Account as of the date six months after the date of his retirement. Such benefits shall be paid, or shall begin to be paid, within 90 days after the expiration of such six-month period in the manner determined under Section 6.6. If, however, the Participant dies during the six-month period following his retirement, his Beneficiary shall be paid the entire balance of his Account within 90 days after his death.

6.3 Termination of Employment on Account of Death. If a Participant’s employment terminates on account of death, his Beneficiary shall be paid the entire balance of his Account within 90 days after his death.

6.4 Termination of Employment on Account of Total and Permanent Disability. A Participant who terminates employment on account of Total and Permanent Disability shall be entitled to receive the entire balance of his Account as of his termination of employment. Such benefits shall be paid within 90 days after his termination in the manner determined under Section 6.6.

6.5 Involuntary Discharge By WRIT Other Than For “Cause”. If a Participant is involuntarily discharged by WRIT other than for “cause” as defined in Section 4.5, he shall be entitled to receive the entire balance of his Account no sooner than the date which is six months after the date of his discharge. Such benefits shall be paid within 90 days after the expiration of such six-month period in the manner determined under Section 6.6. If the Participant dies during such six-month period, his Beneficiary shall be paid the entire balance of his Account within 90 days after his death.

6.6 Form of Payment. All payments to a Participant (or a Participant’s beneficiary, in the event of the Participant’s death) of the balance of the Participant’s Account shall be made in the form of a single cash lump sum, as of the date the Participant is entitled to receive the balance of his Account as determined under this Article VI, except as otherwise provided in this Section 6.6.

6.6.1 Installment Payment Option. If the Participant has made a valid and irrevocable election to receive all or a portion of his Account in substantially equal monthly installments (adjusted to reflect earnings through the date of payment) over a period of 10 years, that portion of his Account to which his election applies shall begin to be paid as of the date on which he would have been entitled to receive the entire balance of his Account, but for his

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election, and shall continue to be paid in monthly installments until all installments have been paid and the Account is exhausted or the date of the Participant’s death, if sooner. In the event of the Participant’s death with any balance remaining in his Account, the balance shall be paid in a cash lump sum to the Participant’s Beneficiary as soon as practicable after the Participant’s death.

6.6.2 Election Requirements. An election of installment payments shall be valid only if such election:

6.6.2.1 is made within 30 days after the date the Participant first becomes eligible to participate in the Plan;

6.6.2.2 is made only with respect to that portion of the Participant’s Account that is attributable to Employer Allocations made for Plan Years beginning after the Plan Year during which such election is made; or

6.6.3.3 does not take effect for at least 12 months after the date on which the election is made and results in the deferral of the first installment payment for a period of at least five years from the date such cash lump sum would have been paid.

Notwithstanding anything in this Section 6.6 to the contrary, an election to receive installment payments in lieu of a cash lump sum shall be valid only to the extent such election shall not cause the Plan to violate section 409A of the Code.

6.7 Tax Year During Which Payments are Made. Except to the extent otherwise provided in Section 6.6, a Participant shall not have the right to designate the taxable year of payment.

ARTICLE VII. ADMINISTRATION

7.1 Plan Interpretation. The Committee shall have the authority to interpret the Plan and to determine the amount and time of payment of benefits and other issues arising in the administration of the Plan. Any construction or interpretation of the Plan and any determination of fact in administering the Plan made in good faith by the Committee shall be final and conclusive for all Plan purposes.

7.2 Claims Procedure.

7.2.1 Initial Determination. Upon presentation to the Committee of a claim for benefits under the Plan, the Committee shall make a determination of the validity thereof. If the determination is adverse to the claimant, the Committee shall furnish to the claimant within 90 days after the receipt of the claim a written notice setting forth the following:

a)	the specific reason or reasons for the denial;

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b)	specific references to pertinent provisions of the Plan on which the denial is based;

c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

d)	a description of the Plan’s review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination.

If it is necessary to extend the period of time for making a decision beyond 90 days after the receipt of the request, the claimant shall be notified in writing of the extension of time prior to the beginning of such extension. In no event shall the extension exceed a period of 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.

7.2.2 Appeal Procedure. In the event of a denial of a claim, the claimant or his duly authorized representative may appeal such denial to the Committee for a full and fair review of the adverse determination. The claimant’s request for review must be in writing and made to the Committee within 60 days after receipt by the claimant of the written notification described in Section 7.2.1; provided, however, that such 60-day period shall be extended if circumstances so warrant. The claimant or his duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and may submit written comments, documents, records and other information relating to his claim, which shall be given full consideration by the Committee in its review. The Committee may, in its sole discretion, conduct a hearing. A request for a hearing made by the claimant will be given hill consideration. At such hearing, the claimant shall be entitled to appear and present evidence and be represented by counsel.

7.2.3 Decision on Appeal. A recommendation on a request for review shall be made by the Committee to the Board, and a decision shall be made by the Board not later than 60 days after receipt of the request; provided, however, in the event of a hearing or other special circumstances, such decision shall be made not later than 120 days after receipt of such request. If it is necessary to extend the period of time for making a decision beyond 60 days after the receipt of the request, the claimant shall be notified in writing of the extension of time prior to the beginning of such extension. The Board’s decision on review, if adverse to the claimant, shall state in writing the specific reasons and references to the Plan provisions on which it is based. Such decision shall be promptly provided to the claimant.

7.2.4 Arbitration. In the event that the Board’s decision on review is adverse to the claimant, the claimant or his duly authorized representative may appeal such decision by submitting a request for arbitration to the American Arbitration Association within 60 days after receipt by the claimant of the written notification described in Section 7.2.3. Such appeal shall

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be adjudicated in Washington, D. C. by a single independent arbitrator pursuant to the Employee Benefits Plan Claims Arbitration Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on all parties hereto and judgment may be entered in any court having jurisdiction. Each party shall bear its own costs in any arbitration proceeding held hereunder and the parties shall share the cost of the arbitrator.

ARTICLE VIII. MISCELLANEOUS

8.1 No Effect on Employment Rights. Nothing contained herein will confer upon any Participant the right to be retained in the service of WRIT nor limit the right of WRIT to discharge any Participant.

8.2 Spendthrift Provisions. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and WRIT shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the Plan.

8.3 Governing Law. The Plan is established under and will be construed according to the laws of the State of Maryland (without regard to its conflict of laws provisions), to the extent that such laws are not preempted by ERISA and valid regulations promulgated thereunder.

8.4 Incapacity of Recipient. In the event a Participant is declared incompetent and a conservator or other person legally charged with the care of the person or the estate of such Participant is appointed, any benefits under the Plan to which such Participant is entitled shall be paid to the conservator or other person legally charged with the care of such Participant. Except as provided in the preceding sentence, should the Committee, in its discretion, determine that a Participant is unable to manage his personal affairs, the Committee may make distributions to any person for the benefit of such Participant, provided the Committee makes a reasonable good faith judgment that such person shall expend the funds so distributed for the benefit of such Participant.

8.5 Taxes. Any taxes imposed upon a Participant as a result of his participation in the Plan shall be the sole responsibility of the Participant. WRIT shall have the right to deduct from the Participant’s compensation or any payment made pursuant to this Plan any federal, state, local or other taxes required to be deducted or withheld from such compensation or payment, as the Committee may determine in its sole discretion.

8.6 Amendment or Termination. WRIT reserves the right to amend or terminate the Plan by or pursuant to action of the Board when, in the sole opinion of WRIT, an amendment or termination is advisable. Any amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of the resolution. No amendment or termination of the Plan shall directly or indirectly deprive any Participant of all or any portion of the Participant’s Account considered to be vested under the Plan before the date of amendment or

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termination. Further, no amendment or termination of the Plan shall cause benefits under the Plan to be distributed except at the time and in the form provided under Article VI. Notwithstanding the preceding sentence, however, if the Plan is terminated under circumstances with respect to which an acceleration of benefit payments would be permitted under final regulations issued by the U.S. Department of Treasury under section 409A of the Code, WRIT reserves the discretion to distribute benefits in accordance with the requirements of such regulations.

8.7 Entire Agreement. Except with respect to any retirement plan maintained or contributed to by WRIT for the benefit of a substantial number of its full-time employees, this Plan constitutes the entire agreement and understanding between WRIT and the Participants with respect to the provision of retirement benefits to the Participants.

8.8 Severability. If any provision of this Plan conflicts with the law under which the Plan is to be construed or is determined to be invalid or unenforceable by any court of competent jurisdiction or an arbitrator, such provision shall be deleted from the Plan and the Plan shall be construed to give full force and effect to the remaining provisions thereof.

8.9 Construction. The masculine gender shall include the feminine and the singular the plural, unless the context clearly requires otherwise.

To record its adoption of this amendment and restatement of the Plan, Washington Real Estate Investment Trust has caused its authorized officers to affix its corporate name and seal this 1st day of August, 2007.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:
Title:	EVP Accounting, Administration & Corporate Secretary

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